UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2010

Local Insight Regatta Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-152302 (Commission file number)	20-8046735 (IRS employer identification no.)

188 Inverness Drive West, Suite 800 Englewood, Colorado (Address of principal executive offices)	80112 (Zip code)

303-867-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2010, Local Insight Regatta Holdings, Inc. (the “Company”), certain affiliates of the Company, as guarantors, the lenders party thereto (the “Lenders”) and J.P. Morgan Chase Bank, N.A., as administrative agent, collateral agent and a Lender, entered into a Credit and Guarantee Agreement (the “DIP Credit Agreement”), which agreement remains subject to final approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Pursuant to the terms and subject to the conditions set out in the DIP Credit Agreement, the Lenders have agreed to provide a debtor-in-possession financing facility to the Company in an amount not to exceed $25 million.

On November 17, 2010, the Company, all of its domestic subsidiaries and certain affiliates of the Company filed voluntary petitions with the Bankruptcy Court seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. On November 19, 2010, the Bankruptcy Court entered an interim order approving the transactions contemplated by the DIP Credit Agreement. As a result of the entry of such interim order, up to $7.5 million may be borrowed immediately subject to the terms and conditions set out in the DIP Credit Agreement. Upon entry of a final order approving the transactions contemplated by the DIP Credit Agreement, up to an additional $17.5 million may be borrowed on the terms and conditions set out in the DIP Credit Agreement.

The DIP Credit Agreement provides an immediate source of funds to the Company, enabling the Company to satisfy customary obligations associated with the ongoing operation of its business and to make timely payment of professional fees incurred in connection with the bankruptcy process. The DIP Credit Agreement contemplates that all obligations of the Company thereunder will be secured by substantially all the assets of the Company and its subsidiaries. All amounts outstanding under the DIP Credit Agreement are scheduled to become due and payable one year following the closing date of the DIP Credit Agreement.

The Company has made customary representations, warranties and covenants in the DIP Credit Agreement. Consummation of the transactions contemplated by the DIP Credit Agreement is subject to customary closing conditions.

The foregoing summary of the DIP Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the DIP Credit Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2010, John Almeida, Jr., Darren C. Battistoni, Anthony J. de Nicola and Marilyn B. Neal each resigned from the Company’s board of directors.

Item 7.01	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a presentation (the “Presentation”) of the Company previously delivered to certain holders (the “Restricted Holders”) of the Company’s 11% senior subordinated notes due 2017. The Restricted Holders have expressly agreed to maintain in confidence the information disclosed in the Presentation until the filing of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

99.1	Slide presentation of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant, Local Insight Regatta Holdings, Inc., has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 22, 2010

LOCAL INSIGHT REGATTA HOLDINGS, INC.

By:	/s/ JOHN S. FISCHER
Name: Title:	John S. Fischer General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Slide Presentation of the Company